UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2019

Lamb Weston Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-37830 (Commission File Number)	61-1797411 (I.R.S. Employer Identification No.)

599 S. Rivershore Lane Eagle, Idaho (Address of principal executive offices)	83616 (Zip Code)

(208) 938-1047
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	LW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item1.01                      Entry into a Material Definitive Agreement.

New Credit Facility

On June 28, 2019, Lamb Weston Holdings, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), among the Company, certain subsidiaries of the Company from time to time party thereto as guarantors, the institutions from time to time party thereto as Lenders (the “Lenders”), and Northwest Farm Credit Services, PCA, as Administrative Agent for the Lenders (in such capacity, the “Agent”), providing for a $300.0 million term loan facility and, under certain circumstances, the ability to add incremental facilities in an aggregate amount of up to $100.0 million (collectively, the “Credit Facility”). The term loans have a maturity date of June 28, 2024. The proceeds of the term loans under the Credit Facility were used to refinance (the “Refinancing”) certain term loans under the Company’s existing Credit Agreement, dated as of November 9, 2016 (as amended by Amendment No. 1, dated as of August 15, 2017, Amendment No. 2, dated as of December 1, 2017, and Amendment No. 3 (as described below), the “Existing Credit Agreement”), among the Company, certain subsidiaries of the Company from time to time party thereto as guarantors, the institutions from time to time party thereto as lenders, and Bank of America, N.A., as administrative agent. Approximately $291.0 million of term loans and $500 million of revolving commitments remain outstanding under the Existing Credit Agreement after giving effect to the Refinancing.

Borrowings under the Credit Facility bear interest at LIBOR or the Base Rate (each as defined in the Credit Agreement) plus an applicable margin ranging from 1.625% to 2.375% for LIBOR-based loans and from 0.625% to 1.375% for Base Rate-based loans, depending upon the Company’s total net leverage ratio.

The Credit Facility requires amortization repayments of the term loan facility, commencing on the last business day of September 2019, in equal quarterly installments in aggregate annual amounts equal to 5% of the original principal amount of such term loans, with the remaining principal balance payable on the maturity date (in each case, subject to adjustment for prepayments).

The Credit Facility contains affirmative and negative covenants, financial covenants and events of default that are consistent with the Existing Credit Agreement and are customary for agreements of this type. Upon the occurrence of an event of default, the Agent may, and at the request of lenders holding more than 50% in principal amount of lender commitments and outstanding loans under the Credit Facility will, cause the maturity of the loans to be accelerated.

The Company’s obligations under the Credit Facility are unconditionally guaranteed by each of its existing and subsequently acquired or organized wholly-owned domestic restricted subsidiaries, excluding immaterial subsidiaries (with materiality determined on an individual and aggregate basis) and other subsidiaries as set forth in the Credit Agreement. The current guarantors are Lamb Weston, Inc., Lamb Weston Sales, Inc., Lamb Weston/Midwest, Inc., and Lamb Weston BSW, LLC. The Credit Facility is secured by security interests and liens on substantially all of the assets of the Company and each guarantor. Notwithstanding the foregoing, subject to certain conditions set forth in the Credit Agreement, if the Company’s non-credit enhanced debt securities have an investment grade rating, the liens securing the Credit Facility may be released at the Company’s option (but will be required to be reinstated if the Company’s non-credit enhanced senior secured debt securities no longer have an investment grade rating).

Amendment to Existing Credit Facility

In connection with the Credit Agreement, the Company amended the Existing Credit Agreement by entering into that certain Amendment No. 3 to Credit Agreement, dated as of June 25, 2019 (the “Amendment No. 3”), among the Company, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent. Amendment No. 3, among other things, modified the Existing Credit Agreement to clarify the scope of permitted refinancing indebtedness, including the indebtedness under the Credit Agreement.

General

Copies of the Credit Agreement and Amendment No. 3 are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The descriptions above are summaries of such documents, do not purport to be complete, and are qualified in their entirety by the complete texts of such agreements.

Certain of the Agents and Lenders and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates for which they have received customary fees and compensation for these transactions and may in the future receive customary fees and compensation. Certain of the initial purchasers or their affiliates are Agents and Lenders under the Credit Agreement.

Item 9.01                   Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of June 28, 2019, by and among the Company, the guarantors party thereto, the lenders named therein, and Northwest Farm Credit Services, PCA, as Administrative Agent.
10.2	Amendment No. 3 to Credit Agreement, dated as of June 25, 2019, among the Company, the guarantors party thereto, the lenders named therein, and Bank of America, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMB WESTON HOLDINGS, INC.

	By:	/s/ Eryk J. Spytek
Name: Eryk J. Spytek
Title: Senior Vice President, General Counsel and Corporate Secretary

Date: July 1, 2019